Exhibit 10.17

SHARE CANCELLATION AGREEMENT

THIS SHARE CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of June, 2016, by and among Monster Digital, Inc., a Delaware corporation (“Monster Digital”), the J Tandon Irrevocable Family Trust (the “J Trust”), the Devinder Family Irrevocable Family Trust (the “D Trust”) and Tandon Enterprises, Inc., a Delaware corporation (“TE”).

RECITALS

WHEREAS, on May 24, 2016, the J Trust, the D Trust and TE signed an Acknowledgement, a copy of which is attached hereto as Exhibit “A” (the “Acknowledgement”);

WHEREAS, as described in the Acknowledgement, each of the J Trust, the D Trust and TE acknowledged (i) receipt of registration statements on file with the Securities and Exchange Commission regarding the initial public offering by the Company (the “IPO”), (ii) that statements made within said registration statements with respect to shares held by the undersigned are true and correct and (iii) that any and all actions taken with respect to such shares as described therein were done with the undersigned’s direction and approval and that Jawahar Tandon was authorized to direct any and all parties with respect to such actions as described therein;

WHEREAS, as described in the aforementioned registration statements, on the effective date of the IPO, there will be effected the Conversion (as such term is defined and described therein – the “Conversion”) whereby certain outstanding Bridge Notes of the Company and all outstanding shares of the Company’s Series A Preferred Stock will be converted into common stock and warrants to purchase common stock of the Company;

WHEREAS, as described in the aforementioned registration statements and as confirmed in the aforementioned Acknowledgement, pursuant to the Conversion, Jawahar Tandon and Devinder Tandon offered in the aggregate to each holder who agreed to convert Bridge Notes into shares of common stock and warrants (“Units”) or who purchased shares of the Company’s Series A Preferred Stock, which automatically converts into Units, one share from Mssrs. Tandon’s beneficial holdings for each share of common stock included in the units issued further to the aforementioned Conversion (but excluding shares issuable upon exercise of the warrants included in such units) (the ‘‘Conversion Additional Shares’’);

WHEREAS, for the sake of expediency, the Company will issue the Conversion Additional Shares directly to such holders and Mssrs. Tandon will cancel in the aggregate an equivalent number of shares beneficially held by them for each Conversion Additional Share referenced further to the previous paragraph;

WHEREAS, as a result of the cancellation of the aforementioned shares, it is substantially likely that all shares held by the D Trust will be cancelled;

WHEREAS, it is the intent of the parties that each of TE and the J Trust will cancel shares held by it to cover any shortfall as a result of all shares held by the D Trust being cancelled as referenced above, and that the J Trust cover any shortfall to the extent all shares held by the D Trust and TE are cancelled further to the aforementioned cancellation;

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WHEREAS, each of the J Trust, the D Trust and TE the Stockholder acknowledges that it would benefit from the completion of the transactions contemplated and described above.

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto, each intending to be legally bound by this Agreement, hereby agree as follows:

AGREEMENT

1.1         Cancellation of Shares. On the effective date of the IPO, (i) the Conversion will be effected, (ii) shares held by the J Trust and the D Trust in an amount equal to the Conversion Additional Shares will automatically be cancelled, it being understood and agreed that to the extent that all shares held by the D Trust are cancelled as a result of the Conversion and aforementioned cancellation, the TE and the J Trust agree that shares held by them will automatically be cancelled to cover any shortfall and that to the extent that all shares held by the D Trust and TE are cancelled as a result of the Conversion and aforementioned cancellation, the J Trust agrees that shares held by it will be automatically cancelled to cover any shortfall.

2           Issuance of Shares. The Company agrees that to the extent there exists a shortfall as a result of the cancellation of all shares held by the J Trust, the D Trust and TE being less than the number of shares required to be issued/transferred to investors further to the Conversion, it shall issue shares to cover such shortfall.

3           Transferability. None of the rights and obligations of the Stockholder hereunder shall be transferable.

4           Construction. The validity, enforcement and construction of this Agreement shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be.

6           Severability. If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

7           Interpretation. The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement. This Agreement shall be construed and interpreted without regard to any rule or presumption requiring that it be construed or interpreted against the party causing it to be drafted.

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8           Execution in Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9           Amendments. This Agreement may be amended from time to time but only by written agreement signed by all of the parties hereto.

10         Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the parties have executed this Share Cancellation Agreement as of the day and year first above written.

MONSTER DIGITAL, INC.

By:	/s/ David H. Clarke
Name: David H. Clarke
Title: Chief Executive Officer

The J Tandon Irrevocable Family Trust

/s/ Jawahar Tandon
By: Jawahar Tandon
Its: Trustee

The J Tandon Irrevocable Partnership Trust

/s/ Jawahar Tandon
By: Jawahar Tandon
Its: Trustee

The D Tandon Irrevocable Family Trust

/s/ Devinder Tandon
By: Devinder Tandon
Its:Trustee

Tandon Enterprises, Inc.

/s/ Jawahar Tandon
By: Jawahar Tandon
Its: President

/s/ Devinder Tandon
By: Devinder Tandon
Its: CEO

Signature Page to Share and Warrant Cancellation Agreement

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Exhibit A

Acknowledgement